Exhibit 99.1
Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of December 22, 2021 (this “Agreement”), is between Triller Hold Co LLC, a Delaware limited liability company (“Triller”) and the person listed on Schedule I hereto (the “Company Stockholder”).

WHEREAS, as of the date hereof, the Company Stockholder is the “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock (the “Company Common Stock”), par value $0.01 per share, of SeaChange International, Inc., a Delaware corporation (the “Company”), set forth opposite the Company Stockholder’s name on Schedule I hereto (all such shares of Company Common Stock, together with any shares of Company Common Stock acquired by the Company Stockholder after the date hereof, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Triller are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined in the Merger Agreement), pursuant to which, among other things, Triller will merge with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to its willingness to enter into and perform its obligations under the Merger Agreement, Triller has requested that the Company Stockholder enter into this Agreement, and the Company Stockholder has agreed to do so in order to induce Triller to enter into, and in consideration of its entering into, the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Agreement to Support

Section 1.1.        Agreement to Vote.

(a)             From the date hereof until the Termination Date, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, the Company Stockholder shall vote (or cause to be voted) or deliver (or cause to be delivered) a written consent with respect to all of the Company Stockholder’s Subject Shares to the extent such Subject Shares are entitled to vote at such meeting or in such written consent: (a) in favor of the approval of the Buyer Stockholder Matters and adoption of the Merger Agreement; and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal or Acquisition Transaction; (ii) any action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Company Stockholder contained in this Agreement and (iii) any other action, transaction or proposal involving the Company or any of the Company or any of its Subsidiaries that is intended or would reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay or postpone, in each case in any material respect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(b)            From the date hereof until the Termination Date, in the event that a meeting of the stockholders of the Company is held, the Company Stockholder shall, or shall cause the holder of record of its Subject Shares on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c)             From the date hereof until the Termination Date, the Company Stockholder shall not enter into any agreement or understanding with any Person to vote, provide written consent or give instructions in any manner inconsistent with the terms of this Section 1.1.

(d)            As soon as practicable and within the required timeframe, Company Stockholder agrees to file a Schedule 13D/A to disclose this agreement and state its support for the Merger.

ARTICLE II

Representations and Warranties of the Company Stockholder

The Company Stockholder hereby represents and warrants to Triller as follows:

Section 2.1.        Authority. If the Company Stockholder is a corporation, limited partnership or limited liability company, the Company Stockholder is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of the Company Stockholder, and such Company Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If the Company Stockholder is an individual, he or she has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Triller, this Agreement constitutes a legal, valid, and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles).

Section 2.2.        Ownership of Subject Shares; Total Shares. As of the date hereof, the Company Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares listed beside the Company Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever that would prevent the Company Stockholder from complying with his, her or its obligations under this Agreement. As of the date hereof, the Company Stockholder does not own, beneficially or otherwise, any Subject Shares or other securities of the Company other than as set forth opposite the Company Stockholder’s name in Schedule I hereto.

Section 2.3.        Power to Dispose of Shares. The Company Stockholder has full and sole voting power, full and sole power to issue instructions with respect to the matters set forth in this Agreement, full and sole power of disposition with respect to dispositions contemplated by this Agreement, and full and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Company Stockholder’s Subject Shares. None of such Company Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Company Stockholder’s Subject Shares, except as provided hereunder.

Section 2.4.        Consents and Approvals; No Violation. Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, (i) no filing with, and no consent, waiver, approval, authorization or permit of, any Governmental Body is necessary for the execution, delivery and performance by the Company Stockholder of this Agreement and the consummation by the Company Stockholder of the transactions contemplated by this Agreement, and (ii) none of the execution, delivery and performance by the Company Stockholder of this Agreement and the consummation by the Company Stockholder of the transactions contemplated by this Agreement shall (A) if the Company Stockholder is a corporation, partnership or limited liability company, contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company Stockholder, (B) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or order, writ, injunction, judgment or decree of any Governmental Body that is binding on the Company Stockholder or the Subject Shares under applicable Law, or (C) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to purchase the Subject Shares (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Contract to which the Company Stockholder or any other Subsidiary of Company Stockholder is a party, or by which they or any of the Subject Shares are bound or affected, with such exceptions, in the case of each of clauses (B) and (C), as have not had, and would not reasonably be expected to have, a material adverse effect.

Section 2.5.        Absence of Litigation. With respect to the Company Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of the Company Stockholder, threatened in writing against the Company Stockholder or any of the Company Stockholder’s Subject Shares before or by any Governmental Body that would reasonably be expected to prevent or materially delay or impair the consummation by the Company Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Company Stockholder’s ability to perform its obligations hereunder.

Section 2.6.        No Broker’s Fees. Except as contemplated by the Merger Agreement, no financial advisor, investment banker, broker, finder, or other agent or intermediary is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Stockholder.

Section 2.7.        Acknowledgement. The Company Stockholder understands and acknowledges that Triller is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of TRILLER

Triller hereby represents and warrants to the Company Stockholder as follows:

Section 3.1.        Organization. Triller is a limited liability company duly formed or organized, validly existing, and in good standing under the applicable Law of the State of Delaware.

Section 3.2.        Corporate Authorization; Validity of Agreement; Necessary Action. Triller has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Triller of this Agreement and the consummation by Triller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Triller, and, assuming the due authorization, execution and delivery thereof by the Company Stockholder, this Agreement constitutes a valid and legally binding agreement of Triller, enforceable against Triller in accordance with its terms.

Section 3.3.        Consents and Approvals; Non-Contravention. Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, (i) no filing with, and no consent, waiver, approval authorization or permit of, any Governmental Body is necessary for the execution of this Agreement by Triller and the consummation by Triller of the transactions contemplated by this Agreement, and (ii) none of the execution, delivery and performance by Triller of this Agreement and the consummation by Triller of the transactions contemplated by this Agreement shall (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Triller, (B) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or order, writ, injunction, judgment or decree of any Governmental Body that is binding on Triller or its rights, assets or property under applicable Law, or (C) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Triller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (B) and (C) above, as would not have a material adverse effect.

ARTICLE IV

Covenants of The Company Stockholder

The Company Stockholder covenants and agrees as follows:

Section 4.1.        Restriction on Transfer, Proxies, and Non-Interference. From the date hereof until the Termination Date, the Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or agree to effect a Transfer of, any or all of the Company Stockholder’s Subject Shares or any other securities of the Company or any interest therein to any person, except that the following Transfers shall be permitted: (A) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, (B) Transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, and (C) Transfers in connection with estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; (ii) grant any proxies or powers of attorney with respect to any or all of the Company Stockholder’s Subject Shares; (iii) deposit any of the Company Stockholder’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Subject Shares, other than pursuant to this Agreement; or (iv) take any action that would make any representation or warranty of the Company Stockholder contained in this Agreement to be untrue or incorrect in any material respect or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company Stockholder to perform the Company Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Company Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Company Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

Section 4.2.        Appraisal Rights. The Company Stockholder hereby irrevocably waives and agrees not to exercise, assert or perfect, or attempt to exercise, assert or perfect, any rights of appraisal or rights to dissent from the Merger that the Company Stockholder may have with respect to the Subject Shares (including, without limitation, under Section 262 of the DGCL).

Section 4.3.       Additional Securities. In the event the Company Stockholder becomes the record or beneficial owner of (i) any shares of Company Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities, the terms of this Agreement shall apply to any of such securities as though owned by the Company Stockholder on the date of this Agreement.

Section 4.4.        No Solicitation. During the term of this Agreement, the Company Stockholder agrees that it shall not, shall cause its Affiliates not to, and shall cause its and their respective Representatives not to, directly or indirectly, engage in any conduct prohibited by Section 4.4 of the Merger Agreement.

Section 4.5.        Waiver of Certain Actions. The Company Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Buyer Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

ARTICLE V

Termination

Section 5.1.        Termination. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earlier to occur of (such applicable date, the “Termination Date”) (i) at 5:00pm Eastern Time on January 31, 2022 if the initial S-4 for the Merger has not been filed (and which must include audited financials for 2019 and 2020 and reviewed financials for the 9 months ended September 20, 2021), (ii) at 5:00pm Eastern Time on February 28, 2022 if both the anticipated funding for the Merger and the Merger itself have not closed, (iii) the valid termination of the Merger Agreement in accordance with its terms, (iv) the entry without the prior written consent of the Company Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in (1) a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) or (2) a change in the form of Merger Consideration, or (v) the End Date, in each case, without acceptance for payment of the Subject Shares pursuant to the Merger Agreement (provided that this termination right shall only apply so long as the Company Stockholder is not in breach of this Agreement). Upon termination of this Agreement pursuant to this Section 5.1, no party shall have any further obligations or liabilities under this Agreement; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination. Notwithstanding the preceding sentence, this Section 5.1 and Article VI shall survive any termination of this Agreement and shall remain in full force and effect.

ARTICLE VI

Miscellaneous

Section 6.1.        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)            Each of the parties hereto irrevocably agrees (i) that any Legal Proceedings seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware and (ii) not to commence any such Legal Proceeding in any court except such courts. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each of the parties hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 6.5 or in any other manner permitted by applicable Law.

(c)             EACH OF TRILLER AND THE COMPANY STOCKHOLDER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1(C).

Section 6.2.        Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 6.1(b), without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, neither the Company Stockholder nor Triller would have entered into this Agreement.

Section 6.3.        Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior consent of the other party and any purported assignment in violation hereof shall be null and void ab initio; provided, that Triller may assign all or any of its rights, interests or obligations hereunder to any Affiliate (however, such assignment shall not relieve Triller of its obligations hereunder). Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.4.        Amendments and Waivers. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Triller and the Company Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.1.

Section 6.5.        Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the date transmitted, if sent by email (provided no “bounce back” or similar message of non-delivery with respect thereto) or (iii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, as follows:

If to the Company Stockholder: At the address set forth beside the Company Stockholder’s name listed on Schedule I.

If to Triller, to:

Triller Hold Co LLC
2121 Avenue of the Stars, Suite 2350
Los Angeles, CA 90067
Attention: General Counsel
Email: dtraub@triller.co

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor

Houston, TX 77002
Attention: David Elder; Patrick Hurley
Email: delder@akingump.com; phurley@akingump.com

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. All such notices or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.6.        Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.7.        Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or in equity.

Section 6.8.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.9.        Entire Agreement. This Agreement, including the schedule to this Agreement, and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 6.10.     Further Assurances. From time to time at the request of Triller, and without further consideration, the Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and use its commercially reasonable efforts to take such further action as may be reasonably necessary or desirable to effect the transactions contemplated by this Agreement.

Section 6.11.     Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.12.    Public Announcements. The Company Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Triller, except for any such release or statement required by applicable Law (provided, that reasonable notice of any such disclosure will be provided to Triller).

Section 6.13.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRILLER HOLD CO LLC

By:	/s/ Bobby Sarnevesht
Name:	Bobby Sarnevesht
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

TAR HOLDINGS, LLC

By:	/s/ Karen Singer
Name:	Karen Singer
Title:	Managing Member

[Signature Page to Support Agreement]

Schedule I

Company Stockholder	Common Stock	Restricted Shares	Notice Information
TAR Holdings LLC	6,067,616	0	TAR Holdings LLC 212 Vaccaro Drive Cresskill, NJ 07626